Phillips 66 Partners Reports Second-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter 2018 Earnings

Highlights

•	Reported record earnings of $186 million; adjusted EBITDA of $276 million

•	Achieved annualized run-rate adjusted EBITDA of $1.1 billion

•	Increased quarterly distribution 5.3 percent to $0.752 per common unit

•	Recently completed Gray Oak Pipeline expansion open season

•	Started construction of Clemens Caverns expansion project

HOUSTON, July 27, 2018 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2018 earnings of $186 million, or $0.94 per diluted common unit. Cash from operations was $226 million, and distributable cash flow was $204 million. Adjusted EBITDA was $276 million in the second quarter, compared with $247 million in the prior quarter.

“This quarter we achieved our goal of a $1.1 billion annualized run-rate adjusted EBITDA ahead of schedule,” said Greg Garland, chairman and CEO of Phillips 66 Partners. “The strong operating performance and rapid growth of PSXP allows us to undertake larger organic projects, including the Gray Oak Pipeline, South Texas Gateway Terminal and the expansion of our Clemens Caverns. Our strong financial position allows us to fund our 2018 capital program with cash on hand, debt capacity and selective use of our ATM program.”

On July 18, 2018, the general partner’s board of directors declared a second-quarter 2018 cash distribution of $0.752 per common unit, a 5.3 percent increase over the previous quarter distribution of $0.714 per common unit. The Partnership has significantly increased its distribution per common unit every quarter since its initial public offering in July 2013 and is on pace to achieve a 30 percent five-year distribution compound annual growth rate at year-end 2018.

Phillips 66 Partners Reports Second-Quarter Earnings

Financial Results

Phillips 66 Partners’ second-quarter earnings were $186 million, compared with $172 million in the prior quarter. The improvement was driven by higher volumes at wholly owned pipelines and terminals, reflecting completion of turnarounds at refineries operated by Phillips 66. Equity earnings improved slightly during the quarter, as record volumes on the Sand Hills and Bakken pipelines were partially offset by the absence of a one-time benefit from U.S. tax reform recorded by Explorer Pipeline in the first quarter.

Liquidity, Capital Expenditures and Investments

As of June 30, 2018, total debt outstanding was $2.9 billion. The Partnership had $151 million in cash and cash equivalents and $750 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $179 million, which included $10 million of maintenance capital. Expansion capital was $169 million, which included spending on construction of a new isomerization unit at the Phillips 66 Lake Charles Refinery, as well as investments in the Bayou Bridge, Sand Hills and Gray Oak pipelines.

Strategic Update

Phillips 66 Partners recently completed the expansion open season to determine the scope and capacity of the Gray Oak Pipeline system. The pipeline will have initial capacity of 800,000 barrels per day (BPD) based on shipper commitments of 700,000 BPD and the reservation of capacity for walk-up shippers. The pipeline is expandable to approximately 1 million BPD subject to additional shipper commitments. Gray Oak will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi and Sweeny/Freeport, including the Phillips 66 Sweeny Refinery. Phillips 66 Partners will be the largest equity owner in this pipeline project with 75 percent interest. Third parties have options to acquire up to 32.75 percent, which could result in the Partnership owning a 42.25 percent share. The pipeline is expected to be in service by the end of 2019, with total cost of approximately $2 billion.

In Corpus Christi, the Gray Oak Pipeline will connect to the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have an initial storage capacity of 3.4 million barrels and is expected to begin operations by the end of 2019. Phillips 66 Partners owns a 25 percent interest in the joint venture that owns the terminal.

In connection with Phillips 66’s recently announced plan to expand natural gas liquids (NGL) fractionation capacity at the Sweeny Hub by 300,000 BPD, the Partnership is increasing NGL storage capacity at Clemens Caverns from 9 million barrels to 15 million barrels. The expansion is expected to be completed in late 2020.

The Partnership is also constructing a 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher octane gasoline blend components. The $200 million project includes a long-term agreement with Phillips 66 for processing services with a minimum volume commitment. Expected completion has been accelerated to the third quarter of 2019.

The Partnership expects both the extension of the Bayou Bridge Pipeline from Lake Charles, Louisiana, to St. James, Louisiana, and the expansion of the Sand Hills NGL Pipeline to be completed in the fourth quarter of 2018. The Sacagawea raw natural gas pipeline project and the Lake Charles pipeline project are also progressing well and remain on schedule.

Phillips 66 Partners Reports Second-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Second-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “run-rate EBITDA,” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate adjusted EBITDA is the current quarter’s adjusted EBITDA annualized. Run-rate adjusted EBITDA is included to demonstrate the historical growth of the Partnership through the second quarter of 2018. A reconciliation of current quarter adjusted EBITDA to net income accompanies this release. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings and capital spending refer to net income and capital spending attributable to the Partnership, respectively. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Second-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2018	Q1 2018
Selected Income Statement Data
Total revenues and other income	$354	355
Net income	186	172
Net income attributable to the Partnership	186	172

Adjusted EBITDA	276	247
Distributable cash flow	204	194

Net Income Attributable to the Partnership Per Limited Partner Unit—Diluted (Dollars)
Common units	$0.94	0.87

Selected Balance Sheet Data
Cash and cash equivalents	$151	167
Equity investments	2,104	1,986
Total assets	5,506	5,386
Total debt	2,946	2,946
Equity held by public
Preferred units	747	746
Common units	2,381	2,308
Equity held by Phillips 66
Common units	538	519
General partner	(1,332)	(1,338)

Phillips 66 Partners Reports Second-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q2 2018	Q1 2018
Revenues and Other Income
Operating revenues—related parties	$244	249
Operating revenues—third parties	10	7
Equity in earnings of affiliates	100	98
Other income	—	1
Total revenues and other income	354	355

Costs and Expenses
Operating and maintenance expenses	85	97
Depreciation	29	28
General and administrative expenses	16	16
Taxes other than income taxes	9	10
Interest and debt expense	29	30
Other expenses	—	—
Total costs and expenses	168	181
Income before income taxes	186	174
Income tax expense	—	2
Net income	186	172
Less: Net income attributable to Predecessors	—	—
Net income attributable to the Partnership	186	172
Less: Preferred unitholders’ interest in net income attributable to the Partnership	10	9
Less: General partner’s interest in net income attributable to the Partnership	55	53
Limited partners' interest in net income attributable to the Partnership	$121	110

Phillips 66 Partners Reports Second-Quarter Earnings

Selected Operating Data
	Q2 2018	Q1 2018
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$111	102
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	1,020	947
Refined products and natural gas liquids	920	798
Total	1,940	1,745

Average pipeline revenue per barrel (dollars)	$0.63	0.65

Terminals
Terminal revenues (millions of dollars)	$38	39
Terminal throughput (thousands of barrels daily)
Crude oil(2)	471	483
Refined products	806	719
Total	1,277	1,202

Average terminaling revenue per barrel (dollars)	$0.33	0.36

Storage, processing and other revenues (millions of dollars)	$105	115
Total operating revenues (millions of dollars)	$254	256

Joint Venture Operating Data(3)
Crude oil, refined products and natural gas liquids (thousands of barrels daily)	638	603
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q2 2018	Q1 2018
Capital Expenditures and Investments
Expansion	$169	57
Maintenance	10	12
Total Partnership	179	69
Predecessors	—	—
Total Consolidated	$179	69

Phillips 66 Partners Reports Second-Quarter Earnings

Cash Distributions
	Millions of Dollars Except as Indicated
	Q2 2018	Q1 2018
Cash Distributions†
Common units—public	$40	38
Common units—Phillips 66	51	50
General partner—Phillips 66	57	51
Total	$148	139

Cash Distribution Per Common Unit (Dollars)	$0.752	0.714

Coverage Ratio*	1.38	1.40
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distribution was 1.53x and 1.23x at Q2 2018 and Q1 2018, respectively.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q2 2018	Q1 2018

Net income attributable to the Partnership	$186	172
Plus:
Net income attributable to Predecessors	—	—
Net Income	186	172
Plus:
Depreciation	29	28
Net interest expense	29	29
Income tax expense	—	2
EBITDA	244	231
Proportional share of equity affiliates’ net interest, taxes and depreciation	28	15
Expenses indemnified or prefunded by Phillips 66	1	—
Transaction costs associated with acquisitions	3	1
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	276	247
Plus:
Deferred revenue impacts*†	(5)	5
Less:
Equity affiliate distributions less than proportional EBITDA	18	10
Maintenance capital expenditures†	10	10
Net interest expense	29	29
Preferred unit distributions	10	9
Distributable cash flow	$204	194
*Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q2 2018	Q1 2018

Net Cash Provided by Operating Activities	$226	171
Plus:
Net interest expense	29	29
Income tax expense	—	2
Changes in working capital	(10)	(17)
Undistributed equity earnings	(1)	8
Deferred revenues and other liabilities	5	38
Other	(5)	—
EBITDA	244	231
Proportional share of equity affiliates’ net interest, taxes and depreciation	28	15
Expenses indemnified or prefunded by Phillips 66	1	—
Transaction costs associated with acquisitions	3	1
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	276	247
Plus:
Deferred revenue impacts*†	(5)	5
Less:
Equity affiliate distributions less than proportional EBITDA	18	10
Maintenance capital expenditures†	10	10
Net interest expense	29	29
Preferred unit distributions	10	9
Distributable cash flow	$204	194
*Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.